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FOR IMMEDIATE RELEASE
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Contact Erik Dieterle -- (612) 476-7245

                  VALLEY CREEK CAPITAL, LLC TERMINATES OFFER


     Minnetonka, Minnesota (May 21, 1998). Valley Creek Capital, LLC has announced that it has terminated its offer to purchase Series 10 Beneficial Assignee Certificates ("BACs") of Boston Capital Tax Credit Fund II Limited Partnership (the "Partnership") due to regulatory requirements, which in the judgment of the Purchaser make it inadvisable to purchase the BACs. All tendered BACs will be promptly returned to their owners.